Exhibit 10.1

LIMITED GUARANTEE

Limited Guarantee, dated as of July 11, 2011 (this “Limited Guarantee”), by James H. Desnick, M.D. (the “Guarantor”) in favor of Conmed Healthcare Management, Inc., a Delaware corporation (the “Company”).  Reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified, the “Merger Agreement”), among the Company, Ayelet Investments LLC, a Delaware limited liability company (“Parent”), and Ayelet Merger Subsidiary a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

1.           Limited Guarantee.

(a)          To induce the Company to enter into the Merger Agreement, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Company on the terms and conditions set forth herein, the due and punctual performance, as and when due, of Parent’s and Merger Subsidiary’s obligations to pay the Parent Termination Fee pursuant to the terms and conditions of Section 11.04 of the Merger Agreement (the “Guaranteed Obligation”).  All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

(b)          If Parent or Merger Subsidiary fails to pay the Guaranteed Obligations when due, then all of the Guarantor’s liabilities to the Company hereunder in respect of such Guaranteed Obligations shall, at the Company’s option, become immediately due and payable and the Company may at any time and from time to time, at the Company’s option, take any and all actions available hereunder or under Applicable Law to collect the Guaranteed Obligations from the Guarantor.

(c)          The Guarantor agrees to pay on demand all documented out-of-pocket expenses (including fees and expenses of counsel) incurred by the Company in connection with the enforcement of its rights hereunder if the Guarantor fails or refuses to make any payment to the Company hereunder when due and payable and it is judicially determined that the Guarantor is required to make such payment hereunder.  For the avoidance of doubt, the amounts payable by the Guarantor pursuant to this paragraph shall be in addition to any amounts required to be paid by Guarantor pursuant to Section 1.

2.           Limit on Obligations.

(a)          The Company hereby agrees that in no event shall the Guarantor, Parent, Merger Subsidiary or their respective Affiliates be required to pay, in the aggregate, to any Person or Persons, including the Company, under this Limited Guarantee or the Merger Agreement or in respect thereof, an amount in excess of the Parent Termination Fee if payment is required pursuant to Section 1 other than as expressly set forth herein or therein.  For the avoidance of doubt, the parties hereto acknowledge and agree that in no event shall Parent or Merger Subsidiary be required to pay the Parent Termination Fee on more than one occasion or to more than one Person.

(b)           The Company acknowledges that in the event that it has any unsatisfied Guaranteed Obligation, payment in full in cash of such Guaranteed Obligation by the Guarantor (or by any other Person, including Parent or Merger Subsidiary, on behalf of the Guarantor) shall constitute satisfaction of the Guarantor’s obligations with respect thereto (subject to Section 3 hereof), and Parent and Merger Subsidiary shall be relieved of all liability under the Merger Agreement except in the event of fraud or willful misconduct.

3.           Terms of this Limited Guarantee.

(a)          This Limited Guarantee is an unconditional guarantee of payment, not of collection or performance, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent, Merger Subsidiary or any other Person or whether Parent or Merger Subsidiary or any other Person is joined in any such action or actions; provided, however, that in the event that multiple actions are brought, the aggregate recovery in respect of all such actions shall not exceed the Parent Termination Fee except as otherwise set forth herein.

(b)          The Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Guaranteed Obligation, and may also make any agreement with Parent and Merger Subsidiary or with any other party to, or Person liable for any of, the Guaranteed Obligation, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company, on the one hand, and Parent and Merger Subsidiary, on the other hand, or any such other Person without in any way impairing or affecting this Limited Guarantee.

(c)          The liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under Applicable Law, be absolute, irrevocable and unconditional irrespective of:

(i)           any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Subsidiary;

(ii)          any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any rescission, waiver, compromise, consolidation, or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof;

(iii)         the failure of the Company to assert any claim or demand or enforce any right or remedy against Parent or Merger Subsidiary or any other Person primarily or secondarily liable with respect to the Guaranteed Obligation;

(iv)         the addition or substitution of any Person primarily or secondarily liable for the Guaranteed Obligation;

(v)          the existence of any claim, set-off or other right which the Guarantor may have at any time against the Parent, Merger Subsidiary or the Company or any of their respective Affiliates, whether in connection with the Guaranteed Obligations or otherwise except as provided herein;

(vi)         any discharge of the Guarantor as a matter of Applicable Law (other than as a result of, and to the extent of, payment of the Guaranteed Obligations in accordance with the terms of the Merger Agreement);

(vii)        any change in the corporate existence, structure or ownership of Parent or Merger Subsidiary or any other Person primarily or secondarily liable with respect to the Guaranteed Obligation, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Subsidiary or any other Person primarily or secondarily liable with respect to the Guaranteed Obligation or any of their respective assets; or

(viii)       the adequacy of any other means the Company may have of obtaining repayment of any of the Guaranteed Obligation.

Notwithstanding the foregoing or anything to the contrary in this Limited Guarantee, the Guarantor shall be fully released and discharged with respect to the Guaranteed Obligation if the Parent Termination Fee is paid in full in cash by Parent or Merger Subsidiary (or any other Person) in accordance with the Merger Agreement.

(d)          To the fullest extent permitted by Applicable Law, the Guarantor hereby irrevocably and expressly waives any and all rights or defenses arising by reason of any Applicable Law which would otherwise require any election of remedies by the Company.  The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the Parent Termination Fee (other than notices to Parent and Merger Subsidiary pursuant to the Merger Agreement) and notice of or proof of reliance by the Company upon this Limited Guarantee or acceptance of this Limited Guarantee.  The Guaranteed Obligation shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent, Merger Subsidiary or the Guarantor, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee.  When pursuing its rights and remedies hereunder against the Guarantor, the Company shall be under no obligation to pursue such rights and remedies it may have against Parent and Merger Subsidiary or any other Person for the Guaranteed Obligation or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent and Merger Subsidiary or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Company of Parent and Merger Subsidiary or any such other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Company.

(e)          The Company shall not be obligated to file any claim relating to the Guaranteed Obligation in the event that Parent or Merger Subsidiary becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder.  In the event that any payment to the Company in respect of the Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder as if such payment had not been made.

(f)           Except as otherwise set forth in the Merger Agreement or in this Limited Guarantee, the Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, (x) any proceeding or bring any other claim (whether in tort, contract or otherwise) against the Guarantor or a Non-Recourse Party (as defined below) arising under, or in connection with, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated thereby, except for claims against the Guarantor under this Limited Guarantee and claims under the Confidentiality Agreement, or (y) any such claims against the Guarantor under this Limited Guarantee, except in the case of a claim in respect of the Guaranteed Obligation, following the termination of the Merger Agreement in accordance with Section 10.01(d)(ii) or Section 10.01(d)(iii) included therein.

(g)          The Guarantor hereby covenants and agrees that it shall not assert, directly or indirectly, in any proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

Notwithstanding anything to the contrary contained in this Limited Guarantee, the Company hereby agrees that to the extent Parent and Merger Subsidiary are relieved (other than by operation of any bankruptcy, insolvency or similar Applicable Law) of any of the Guaranteed Obligation under the Merger Agreement, the Guarantor shall be similarly relieved of his Guaranteed Obligation under this Limited Guarantee.

4.           Certain Additional Waivers.  The Guarantor irrevocably waives acceptance of this Limited Guarantee and of the Guaranteed Obligation, presentment, demand, promptness, diligence, protest, notice of non-performance, default, dishonor, notice of the Guaranteed Obligation incurred and any and all other notices not provided for herein (other than notices to Parent and Merger Subsidiary pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or similar law now or hereafter in effect, any right to require the marshalling of assets of Parent and Merger Subsidiary or any other Person primarily or secondarily liable with respect to any of the Guaranteed Obligation, and all suretyship defenses generally (other than fraud or willful misconduct by any of the Company).

5.           No Subrogation.  The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent, Merger Subsidiary or any other Person liable with respect to any of the Guaranteed Obligations that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent, Merger Subsidiary or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, Merger Subsidiary or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Obligations and any other amounts that may be payable under this Limited Guarantee shall have been paid in full in cash.  If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the satisfaction in full of the Guaranteed Obligations and any other amounts that may be payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and any other amounts that may be payable under this Limited Guarantee, in accordance with the terms of the Merger Agreement and herewith, whether matured or unmatured, or to be held as collateral for the Guaranteed Obligations or other amounts payable under this Limited Guarantee thereafter arising.

6.           Sole Remedy.  The Company acknowledges and agrees that the sole cash asset of Parent and Merger Subsidiary is cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Subsidiary unless the Closing occurs.  Notwithstanding anything that may be expressed or implied in this Limited Guarantee, the Company further agrees that no Person will have any right of recovery against, and no personal liability will attach (for any reason) to, any of the Guarantor’s, Parent’s or Merger Subsidiary’s former, current or future stockholders, Affiliates, controlling persons, members, managers, employees, agents, officers or directors or any former, current or future stockholders, Affiliates, general or limited partners, controlling persons, members, managers, employees, agents, officers or directors of the foregoing (collectively (but not including Parent and Merger Subsidiary), the “Non-Recourse Parties”), through Parent and Merger Subsidiary or otherwise, whether by or through attempted piercing of the corporate veil, whether by or through a claim (whether in tort, contract or otherwise) by or on behalf of Parent or Merger Subsidiary against the Non-Recourse Parties, whether in respect of any oral representations made or alleged to be made in connection herewith, or otherwise (including any claim to enforce the Equity Commitment Letter), except for its rights under this Limited Guarantee, under the Merger Agreement and under the Confidentiality Agreement.  Notwithstanding anything to the contrary contained herein and other than with respect to a claim brought under the Confidentiality Agreement, recourse against the Guarantor under this Limited Guarantee shall be the sole and exclusive remedy of the Company and all of their respective Affiliates against the Guarantor and any of its respective Affiliates in respect of any liabilities arising under, in connection with, or in respect of, the Merger Agreement, the Equity Commitment Letter, this Limited Guarantee or the transactions contemplated hereby or thereby, except for fraud or willful misconduct.

7.           Reservation of Rights of Guarantor.  Notwithstanding anything to the contrary in this Limited Guarantee, the Guarantor shall be entitled to assert as a defense hereunder any defense that is or would be available to Parent and Merger Subsidiary under the Merger Agreement.

8.           Termination.  This Limited Guarantee shall terminate (other than Section 6, Section 8, Sections 11 through 14, Section 18 and Section 19 hereof, all of which shall survive any termination of this Limited Guarantee), upon the earlier of (a) the Effective Time, (b) the payment in full to the Company of the Parent Termination Fee and such other amounts as may be specifically provided for herein, (c) the valid termination of the Merger Agreement in accordance with its terms under circumstances in which, in accordance with the terms of the Merger Agreement, Parent and Merger Subsidiary would not be obligated to pay the Parent Termination Fee or (d) the twelve (12) month anniversary following any termination of the Merger Agreement in accordance with its terms under circumstances in which Parent or Merger Subsidiary would be obligated to pay the Parent Termination Fee, except as to a claim for payment of any Guaranteed Obligation or such other amounts as may be specifically provided for herein presented by the Company to Parent, Merger Subsidiary or Guarantor on or prior to such twelve (12) month anniversary; provided, that such claim shall set forth in reasonable detail the basis for such claim, in which case such claim shall survive until the earlier of (A) the payment or satisfaction in full of the full amount of the Guaranteed Obligations (as the same may be finally determined by a court of competent jurisdiction or mutually agreed by the parties) and such other amounts as may be specifically provided for herein and (B) the determination by a court of competent jurisdiction that no amounts are payable hereunder.  If any payment or payments made by Parent or Merger Subsidiary or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.  Notwithstanding the foregoing, in the event that the Company or any of its Affiliates asserts in any litigation or other proceeding relating to this Limited Guarantee that the provisions of Section 2 hereof limiting the Guarantor’s maximum aggregate liability or that any other provisions of this Limited Guarantee are illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability against the Guarantor or any Non-Recourse Party with respect to the Merger Agreement, the Equity Commitment Letter or the transactions contemplated by the Merger Agreement other than liability of the Guarantor under this Limited Guarantee (as limited by the provisions hereof, including Section 2) or under the Confidentiality Agreement, then (i) the obligations of the Guarantor under this Limited Guarantee shall, immediately upon such assertion, automatically terminate ab initio and shall thereupon be null and void, (ii) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Company and (iii) neither the Guarantor nor any Non-Recourse Party shall have any liability to Company or any of its Affiliates with respect to the Merger Agreement, the Equity Commitment Letter, the transactions contemplated thereby or under this Limited Guarantee; provided that if the Guarantor asserts in any litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability against the Company, then, to the extent the Company prevails in such litigation or proceeding, the Guarantor shall promptly pay on demand all fees and documented out-of-pocket expenses (including fees and expenses of counsel) of the Company in connection with such litigation or proceeding.

9.           Continuing Limited Guarantee.  Unless terminated pursuant to the provisions of Section 8 hereof, this Limited Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligation and such other amounts as may be specifically provided for herein, shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Company and its respective successors.  All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

10.         Entire Agreement.  This Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Subsidiary and the Guarantor or any of their Affiliates on the one hand, and any of the Company or any of its Affiliates on the other hand, except for the Merger Agreement and the Confidentiality Agreement.

11.         Amendments and Waivers; Remedies Cumulative.  No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Company, or in the case of waiver, by the party against whom the waiver is to be effective.  No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guarantee will operate as a waiver thereof.

12.         Counterparts.  This Limited Guarantee may be executed (including by facsimile transmission or via email as a portable document format (.pdf)) in any number of counterparts, each of which will be deemed an original instrument, but all of which together will constitute one and the same instrument.  This Limited Guarantee will become effective when executed by each party hereto.

13.         Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, or by overnight courier:

if to the Guarantor:

James H. Desnick, M.D.
c/o Medical Equity Dynamics, LLC
370 Ravine Drive
Highland Park, Illinois 60035
Facsimile No.: _______________
E-mail: jimd@mma40.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Attention:  Robert F. Wall
Brian M. Schafer
Facsimile No.:  (312) 558-5700
E-mail:  rwall@winston.com
 bschafer@winston.com

if to the Company:

Conmed Healthcare Management, Inc.
7250 Parkway Drive, Suite 400
Hanover, Maryland 21076
Attention: Chief Executive Officer
Facsimile No.: (410) 712-4760
E-mail: RTurner@conmed-inc.com

with copies (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York  10036
Attention:  James A. Grayer, Esq.
Facsimile No.:  (212) 715-8000
E-mail:  jgrayer@kramerlevin.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

14.         GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a)          THIS LIMITED GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE.

(b)          EACH OF THE PARTIES HERETO (I) AGREES THAT ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BROUGHT BY ANY PARTY OR ANY OF ITS AFFILIATES OR AGAINST ANY PARTY OR ANY OF ITS AFFILIATES) SHALL BE BROUGHT IN THE DELAWARE CHANCERY COURT OR, IF SUCH COURT SHALL NOT HAVE JURISDICTION, ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR OTHER DELAWARE STATE COURT, (II) IRREVOCABLY CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (III) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OTHER THAN THE COURTS OF THE STATE OF DELAWARE, AS DESCRIBED ABOVE, AND (IV) AGREES THAT SERVICE OF PROCESS ON SUCH PARTY AS PROVIDED IN SECTION 13 SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS ON SUCH PARTY.

(c)          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.         Representations and Warranties.  The Guarantor hereby represents and warrants to the Company that (a) the Guarantor has all power and authority to execute, deliver and perform this Limited Guarantee; (b) this Limited Guarantee has been duly and validly executed and delivered by the Guarantor and constitutes a valid and legally binding obligation of it, enforceable against the Guarantor in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (c) the execution, delivery and performance by the Guarantor of this Limited Guarantee do not and will not, except as would not reasonably be expected to materially impair the Guarantor’s ability to perform its obligations hereunder, violate any Applicable Law; and (d) the Guarantor has the cash sufficient to pay and perform his obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill the Guaranteed Obligation under this Limited Guarantee shall be available to the Guarantor (or its permitted assignee pursuant to Section 16 hereof) for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

16.         Assignment.  This Limited Guarantee shall not be assignable by the Company or the Guarantor by operation of law or otherwise without the prior written consent of the other party; provided, however, that, without the prior written consent of the Company, (a) the Guarantor may assign its rights, interests and obligations hereunder to any Affiliate and (b) if a portion of the Guarantor’s commitment under the Equity Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of its obligations hereunder may be assigned to the same assignee; provided, further, that no such assignment of any of the Guarantor’s rights, interests or obligations hereunder will relieve the Guarantor of any of its obligations hereunder.  Any purported assignment in violation of this Limited Guarantee is void.

17.         Severability.  The provisions of this Limited Guarantee shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof; provided, however, that this Limited Guarantee may not be enforced without giving effect to the provisions of Sections 2, 6 and 8 hereof.  If any provision of this Limited Guarantee, or the application thereof to any Person or any circumstance, is invalid or unenforceable (other than Sections 2, 6 and 8), (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Limited Guarantee and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

18.         Interpretation; Construction.  The headings contained in this Limited Guarantee are for convenience of reference only, do not constitute part of this Limited Guarantee and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Limited Guarantee is made to a Section, such reference shall be to a Section of this Limited Guarantee unless otherwise indicated.  The words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Limited Guarantee as a whole and not to any specific Section.  Whenever the words “include,” “includes” or “including” are used in this Limited Guarantee, they shall be deemed to be followed by the words “without limitation.”  The parties have participated jointly in negotiating and drafting this Limited Guarantee.  In the event that an ambiguity or a question of intent or interpretation arises, this Limited Guarantee shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Limited Guarantee.

19.         No Third Party Beneficiaries.  Except as provided in Section 3(f) and Section 6 with respect to the Non-Recourse Parties, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, including the right to rely upon the representations, warranties and covenants set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guarantee as of the date first written above.

By:	/s/ James H. Desnick, M.D.
James H. Desnick, M.D.

ACCEPTED AND AGREED
AS OF THE DATE FIRST
WRITTEN ABOVE:

CONMED HEALTHCARE MANAGEMENT, INC.

By:	/s/ Thomas W. Fry
Name: Thomas W. Fry
Title: Chief Financial Officer

[Signature Page to Limited Guarantee]